PROSPECTUS Dated May 5, 1999                      Pricing Supplement No. 15 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                          Dated June 30, 1999
                                                                Rule 424(b)(3)

                                  $10,550,000
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES D


                     EQUITY-LINKED NOTES DUE JULY 15, 2002
                       based on the Nikkei Stock Average


Each note will pay 100% of its principal amount of $1,000 at maturity. The notes will also pay a supplemental redemption amount, which may be zero. The supplemental redemption amount will be based on the percentage increase in value, if any, over the life of the notes of the Nikkei Stock Average, which we refer to as the Nikkei 225. Your right to receive the supplemental redemption amount is subject to our right to redeem (call) all of the notes at established prices on July 31, 2000 and July 31, 2001.

o The issue price of each note is $1,000 (100% of the principal amount).

o We will not pay interest on the notes.

o At maturity, unless we have called the notes, you will receive the principal amount of $1,000 per note plus any supplemental redemption amount.

o The supplemental redemption amount is based on the percentage increase in value, if any, at maturity of the Nikkei 225. If the value of the Nikkei 225 at the maturity of the notes is higher than 17,529.74, which is the value of the Nikkei 225 on June 30, 1999, the date we offered the notes for initial sale to the public, then you will receive a supplemental redemption amount per note equal to the percentage increase of the Nikkei 225 times $1,000.

o However, if the value of the Nikkei 225 at maturity is not higher than 17,529.74, then you will not receive any supplemental redemption amount, but you will still receive the principal amount of the notes.

o On July 31, 2000 and July 31, 2001, we can call all of the notes and pay you a predetermined call price. The call price will be $1,225 on July 31, 2000 and $1,275 on July 31, 2001. If we decide to call the notes on July 31, 2000, we will give you notice on any day commencing June 20, 2000 to and including June 30, 2000. If we decide to call the notes on July 31, 2001, we will give you notice on any day commencing June 20, 2001 to and including June 30, 2001. If we call the notes, you will receive only the call price and will not be entitled to receive any supplemental redemption amount.

Investing in the notes is not equivalent to investing in the stocks included in the Nikkei 225.

We will apply to the London Stock Exchange Limited for the notes to be admitted to the Official List.

We will issue the notes in bearer form only. You may not exchange notes in bearer form at any time for notes in registered form. Notes in bearer form are subject to U.S. tax law requirements and you may not offer, sell, resell or deliver the notes within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                                ---------------
                                  PRICE 100%
                                ---------------

                                          Agent's        Proceeds to
                   Price to Public      Commissions      the Company
                   ---------------      -----------      -----------
Per note......          100%               1.0%             99.0%
Total.........       $10,550,000         $105,500        $10,444,500

If you purchase at least $1,500,000 principal amount of the notes in any single transaction, the price for these notes will be 99.00% of the issue price. In that case, the agent's commissions will be reduced to zero.



                          MORGAN STANLEY DEAN WITTER

                     [This page intentionally left blank]

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the notes is linked to the performance of the Nikkei Stock Average, which we refer to as the Nikkei 225. These notes combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying Nikkei 225. However, we may also call the notes prior to maturity.

                                        The Notes
Each note costs $1,000                  We, Morgan Stanley Dean Witter & Co., are offering our Equity-Linked Notes due July 15, 2002 based on the Nikkei Stock Average.  The principal amount and issue price of each note is $1,000.  We will pay you at least the principal amount of $1,000 at maturity.

Payment at maturity                     Unlike ordinary debt securities, the notes do not pay interest.  Instead, you will receive the principal amount of $1,000 per note plus a supplemental redemption amount, if the value of the Nikkei 225 increases over the life of the notes.

                                                                     100% Principal Protection
                                        Unless we have called the notes, we will pay you at least $1,000 at maturity, plus the supplemental redemption amount, if any.

                                                                 The Supplemental Redemption Amount
                                        The supplemental redemption amount will be equal to the percentage increase of the Nikkei 225 multiplied by $1,000.  The supplemental redemption amount will be calculated as follows:

                                                            Final Index Value - Initial Index Value
                                        $1,000 x            ---------------------------------------
                                                                      Initial Index Value

                                        where,
                                        Initial Index Value = 17,529.74, which is the closing value of the
                                                              Nikkei 225 on June 30, 1999, the date we
                                                              offered the notes for initial sale to the public

                                        Final Index Value = the closing value of the Nikkei 225
                                                             on July 1, 2002

                                        However, if this amount is zero or less, we will not pay you a supplemental redemption amount.  In other words, if the Nikkei 225 does not go up over the life of the notes, you will not receive any supplemental redemption amount.

No coupon interest payments             We will not pay interest on the notes.


                                     PS-3



Form of notes                           We will issue the notes in bearer form only.  You may not exchange notes in bearer form at any time for notes in registered form.  Notes in bearer form are subject to U.S. tax law requirements and you may not offer, sell, resell or deliver the notes within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations.  You should review the discussion in the accompanying prospectus supplement under
                                        "Description of Notes -- Forms of Notes" and in the accompanying prospectus under "Forms of Securities -- Limitations on the Issuance of Bearer Securities
                                        and Bearer Debt Warrants."

Our Call Right                          On July 31, 2000 and July 31, 2001, we have the right to call all of the notes.
                                        The call price will be $1,225  on July 31, 2000 and $1,275 on July 31, 2001.  If
                                        we decide to call the notes, we will:

                                        o send a notice on any day commencing June 20, 2000 to and including June
                                          30, 2000 for the July 31, 2000 call date or commencing June 20, 2001 to and including June 30, 2001 for the July 31, 2001 call date, announcing that we have decided to call the notes;

                                        o specify in the notice the call price that we will pay to you in exchange for each note; and

                                        o specify in the notice the call date when you will receive the call price.

Nikkei 225 is currently                 The last reported value of the Nikkei 225, as published by Nihon Keizai
at 17,529.74                            Shimbun, Inc. was 17,529.74.  You can review the publicly reported closing values of the Nikkei 225 since 1994 in the "Historical Information" section of this Pricing Supplement.  The payment of dividends on the stocks which compose, or underlie, the Nikkei 225 is not reflected in the level of the Nikkei
                                        225 and, therefore, has no effect on our calculation of the percentage increase in the Nikkei 225.  The historical performance of the Nikkei 225 should not be taken as an indication of what its value will be at maturity.

The Calculation Agent                   We have appointed Morgan Stanley & Co. International Limited, which we refer to as MSIL, to act as calculation agent for The Chase Manhattan Bank
                                        (London Branch), the trustee for our senior notes.  As calculation agent, MSIL will determine the percentage change in the Nikkei 225, the final index value and the supplemental redemption amount.

No Affiliation with Nihon               Nihon Keizai Shimbun, Inc., the publisher of the Nikkei 225, is not an affiliate
Keizai Shimbun, Inc.                    of ours and is not involved with this offering in any way.  The obligations represented by these equity-linked notes are obligations of Morgan Stanley
                                        Dean Witter & Co. and not of Nihon Keizai Shimbun, Inc.

More information on                     The notes are senior notes issued as part of our Series D medium-term note
the notes                               program.  You can find a general description of our Series D medium-term note program in the accompanying prospectus supplement dated May 6, 1999.  We describe the basic features of this type of note in the sections called
                                        "Description of Notes -- Fixed Rate Notes" and " -- Notes Linked to
                                        Commodity Prices, Single Securities, Baskets of Securities or Indices."


                                     PS-4



                                        Because this is a summary, it does not contain all of the information that may be important to you, including the specific mechanics and timing of the call provisions, the calculation of the final index value, the percentage change in the index and the supplemental redemption amount.  You should read the "Description of Notes" section in this pricing supplement for a detailed description of the terms of the notes.  You should also read about some of the risks involved in investing in notes in the section called
                                        "Risk Factors."  We urge you to consult with your investment, legal, accounting and other advisors with regard to any investment in the notes.

How to reach us                         You may contact us at our principal executive offices at 1585 Broadway, New
                                        York, New York 10036 (telephone number (212) 762-4000).

                                 RISK FACTORS

     The notes are not secured debt and unlike ordinary debt securities do not pay interest. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Notes are not ordinary                   The terms of the notes differ from those of ordinary debt securities in that we
senior notes                             will not pay interest on the notes.  Because the supplemental redemption amount due at maturity may be equal to zero, the return on your investment (the effective yield to maturity) in the notes may be less than the amount that would be paid on an ordinary debt security.  The return of only the principal amount of each note at maturity will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

Notes may not                            If the percentage change in the Nikkei 225 is equal to or less than zero, you will
pay more than                            receive only the par amount of $1,000 for each note that you hold at maturity.
par at maturity

Secondary trading                        There may be little or no secondary market for the notes.  Although we will
may be limited                           apply to admit the notes to the Official List of the London Stock Exchange
                                         Limited, the secondary market may not provide enough liquidity to allow you to trade or sell the notes easily.

Market price of the notes                Several factors, many of which are beyond our control, will influence the value
influenced by many                       of the notes, including:
unpredictable factors
                                         o the value of the Nikkei 225

                                         o interest and yield rates in the market

                                         o the volatility (frequency and magnitude of changes in price) of the Nikkei
                                           225

                                         o economic, financial, political and regulatory or judicial events that affect the securities underlying the Nikkei 225 or stock markets generally and which may affect the final index value

                                         o the time remaining to the maturity of the notes

                                         o the dividend rate on the stocks underlying the Nikkei 225

                                         o our creditworthiness

                                         Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale the
                                         Nikkei 225 is at, below, or not sufficiently above the initial index value or if market interest rates rise.

                                         You cannot predict the future performance of the Nikkei 225 based on its historical performance.  We cannot guarantee that the value of the Nikkei 225 will increase so that you will receive at maturity an amount in excess of the principal amount of the notes.

                                     PS-6



Adjustments to the Nikkei                Nihon Keizai Shimbun, Inc., which we refer to as NIKKEI, is responsible for
225 could adversely affect               calculating and maintaining the Nikkei 225.  NIKKEI can add, delete or
the notes                                substitute the stocks underlying the Nikkei 225 or make other methodological changes that could change the value of the Nikkei 225.  NIKKEI may discontinue or suspend calculation or dissemination of the Nikkei 225.  Any of these actions could adversely affect the value of the notes.

Potential conflicts of                   As calculation agent, MSIL will calculate the amount paid to you at maturity of
interest between you                     the notes.  MSIL and other affiliates may carry out activities that minimize our
and the Calculation                      risks related to notes, including trading in the individual stocks included in the
Agent                                    Nikkei 225 as well as in other instruments related to the Nikkei 225.  MSIL and some of our other subsidiaries also trade the individual stocks included in the
                                         Nikkei 225 and other financial instruments related to the Nikkei 225 on a regular basis as part of their general broker-dealer businesses. Any of these activities could influence MSIL's determination of calculations made with respect to the notes and, accordingly, could affect your payout on the notes.

                                         Because MSIL calculates the percentage change in the Nikkei 225, the final index value and the supplemental redemption amount, potential conflicts of interest may exist between MSIL as calculation agent and you as an owner of the notes.

Investment in the notes                  The payment of dividends on the stocks which compose, or underlie, the Nikkei
not the same as an                       225 has no effect on the calculation of the percentage change in the Nikkei 225.
investment in the                        Therefore, the return on your investment based on the percentage change in the
Nikkei 225 stocks                        Nikkei 225 is not the same as the total return based on the purchase of those underlying stocks held for a similar period.

Potential risks of investing             An investment in the notes involves considerations that may not be associated
in a security linked to                  with a security linked to an index of stocks issued by companies organized in
foreign common stock                     your local jurisdiction.  These considerations relate to foreign market factors generally and may include, for example, different accounting requirements and regulations, different securities trading rules and conventions, different and in some cases more adverse economic environments, like the recession experienced by the Japanese economy and other Asian economies, and greater governmental involvement in the economy and, in some cases, greater volatility and unpredictability.

Tax treatment                            You should also consider the tax consequences of investing in the notes. Please read carefully the section "Description of Notes--United States Federal Taxation"
                                         in this pricing supplement.

                             DESCRIPTION OF NOTES

     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Note" refers to each $1,000 principal amount of any of our Equity-Linked Notes due July 15, 2002 based on the Nikkei Stock Average. In this pricing supplement, the terms "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............   $10,550,000

Maturity Date.................   July 15, 2002

Interest Rate.................   We will not make periodic payments of
                                 interest on the Notes.

Specified Currency............   U.S. Dollars

Issue Price...................   $1,000 per Note

Original Issue Date
(Settlement Date).............   July 14, 1999

Common Code...................   9944818

ISIN..........................   XS0099448184

Minimum Denominations.........   $1,000

Maturity Redemption Amount....   At maturity (including as a result of
                                 acceleration or under the terms of the Senior
                                 Debt Indenture), you will receive $1,000, the par amount of each Note, plus the Supplemental Redemption Amount, if any.

Supplemental Redemption Amount   We will pay to you a Supplemental Redemption
                                 Amount per Note at maturity equal to the greater of (a) zero and (b) the product of $1,000 and the Nikkei 225 Percent Change.
                                 The Calculation Agent will calculate the Supplemental Redemption Amount on the date the Final Index Value is determined.

                                 The Calculation Agent will provide written notice to the Trustee at its London office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the Nikkei 225; Alteration of Method of Calculation" below.

                                 The Calculation Agent will round all
                                 percentages resulting from any calculation with respect to the Notes to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or
                                 .0987655)). All dollar amounts used in or resulting from such calculation will be rounded to the nearest tenth of a cent with five tenths of a cent being rounded upwards.

Nikkei 225 Percent Change.....   The Nikkei 225 Percent Change is a fraction,
                                 the numerator of which will be the Final
                                 Index Value less the Initial Index Value and the denominator of which will be the Initial
                                 Index Value. The Nikkei 225 Percent Change is described by the following formula:

                                 (Final Index Value - Initial Index Value)
                                 -----------------------------------------
                                           Initial  Index Value

Initial Index Value...........   17,529.74

Final Index Value.............   The Final Index Value will be the Index
                                 Closing Value on July 1, 2002.

                                 If a Market Disruption Event occurs on July
                                 1, 2002 or if that day is not a Trading Day, the Final Index Value will be determined on the immediately succeeding Trading Day during which no Market Disruption Event occurs; provided that the Final Index Value will not be determined on a date later than the second scheduled Trading Day preceding the Maturity Date, and if such date is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the value of the Nikkei 225 on such date in accordance with the formula for and method of calculating the Nikkei 225 in effect on the last Trading Day on which no Market Disruption Event occurred, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such date of each security most recently constituting the Nikkei 225.

Index Closing Value...........   The Index Closing Value will equal the
                                 closing value (afternoon session) of the Nikkei 225, published by NIKKEI, on a specified date. See "--Discontinuance of the Nikkei 225; Alteration of Method of
                                 Calculation."

                                 In this "Description of Notes," references to the Nikkei 225 will include any Successor Index, unless the context requires otherwise.

Call Right ...................   On July 31, 2000 or July 31, 2001, we may
                                 call the Notes, in whole but not in part, for mandatory exchange into cash at the applicable
                                 Call Price as described below. We will not pay a Supplemental Redemption Amount to you if we call the Notes. If we call the Notes, then the cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our call notice, upon delivery of your Notes to the Trustee in accordance with the delivery instructions. We shall, or shall cause the Calculation Agent to, deliver the cash to the Trustee for delivery to you.

Notice Date...................   Any day commencing June 20, 2000 to and
                                 including June 30, 2000  for the July 31,
                                 2000 Call Date or commencing June 20, 2001 to and including June 30, 2001 for the July 31,
                                 2001 Call Date, on which we issue our call notice.

Call Date.....................   July 31, 2000 or July 31, 2001, as specified
                                 by us in our call notice, on which date we will deliver the cash Call Price to you upon mandatory exchange of the Notes.

Call Price....................   The call price will be $1,225 on July 31,
                                 2000 and $1,275 on July 31, 2001.

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally
                                 conducted (i) on the Tokyo Stock Exchange
                                 ("TSE") and (ii) on any exchange on which futures or options contracts related to the Nikkei 225 are traded, other than a day on which trading on any such exchange is scheduled to close prior to its regular final weekday closing time.

Book Entry Note or
Certificated Note.............   Book Entry

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   The Chase Manhattan Bank

Agent for this offering of
Notes.........................   Morgan Stanley & Co. International Limited
                                 and its successors ("MSIL")

Market Disruption Event.......   "Market Disruption Event" means with respect
                                 to the Nikkei 225, the occurrence or
                                 existence of any of the following events as determined by the Calculation Agent:

                                    (i)  a suspension, absence or material
                                    limitation of trading of stocks then
                                    constituting 20% or more, by weight, of
                                    the Nikkei 225 (or the relevant Successor
                                    Index) on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of trading (afternoon session) in such market or a breakdown or failure in the price and trading systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more, by weight, of the Nikkei 225 (or the relevant Successor Index) during the last one-half hour preceding the closing of trading (afternoon session) on such Relevant Exchange are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities exchange or market of trading in futures or options contracts related to the Nikkei
                                    225 (or the relevant Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of trading on such market; and

                                    (ii)  a determination by the Calculation
                                    Agent in its sole discretion that any
                                    event described in clause (i) above
                                    materially interfered with the ability of MSDW or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Nikkei 225 is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Nikkei 225 shall be based on a comparison of (x) the portion of the level of the Nikkei 225 attributable to that security relative to
                                 (y) the overall level of the Nikkei 225, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,
                                 (4) a suspension of trading in a futures or options contract on the Nikkei 225 by the primary securities market related to such contract by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the Nikkei 225 and (5) a suspension, absence or material limitation of trading on any Relevant Exchange or on the primary market on which futures or options contracts related to the Nikkei 225 are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.............   "Relevant Exchange" means the primary
                                 organized exchange or market of trading for any security then included in the Nikkei 225 or any Successor Index.

Alternative Calculation of the
Final Index Value in case of
an Event of Default ..........   If an Event of Default with respect to any
                                 Notes shall have occurred and be continuing, the Calculation Agent will determine the amount declared due and payable upon any acceleration of the Notes, which will be equal to $1,000 plus the Supplemental
                                 Redemption Amount, if any, determined as though the date on which the Final Index Value is scheduled to be determined were the date of acceleration.

Calculation Agent.............   MSIL

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 Because the Calculation Agent is our
                                 affiliate, potential conflicts of interest may exist between the Calculation Agent, and you as the owner of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Nikkei 225 Percent Change, the Final Index Value, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "Discontinuance of the Nikkei 225; Alteration of Method of Calculation" below and "Market Disruption Event" above. MSIL, as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the Nikkei 225 Percent Change, the Final Index Value and the Supplemental Redemption Amount prior to the dissemination of such information. MSIL is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Nikkei 225 Index..............   We have derived all information regarding the
                                 Nikkei 225 contained in this pricing
                                 supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the Nihon Keizai Shimbun, Inc., which is commonly referred to as NIKKEI.
                                 NIKKEI has no obligation to continue to
                                 publish, and may discontinue publication of, the Nikkei 225.

                                 The Nikkei 225 is a stock index calculated, published and disseminated by NIKKEI that measures the composite price performance of selected Japanese stocks. The Nikkei 225 currently is based on 225 highly capitalized underlying stocks (the "Underlying Stocks") trading on the TSE representing a broad cross-section of Japanese industries. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Domestic stock admitted to the TSE are assigned to either the First Section or Second Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section.

                                 The Nikkei 225 is a modified, price-weighted index (i.e., an Underlying Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the Tokyo Stock Exchange was reopened. The Divisor was 10.74327 as of June 29, 1999 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing Yen50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of Yen50. The stock prices used in the calculation of the Nikkei 225 are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 is calculated once per minute during TSE trading hours.

                                 In order to maintain continuity in the Nikkei 225 in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei
                                 225 is adjusted in a manner designed to
                                 prevent any instantaneous change or
                                 discontinuity in the level of the Nikkei 225. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 immediately after such change) will equal the level of the Nikkei 225 immediately prior to the change.

                                 An Underlying Stock may be deleted or added by NIKKEI. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason (v) transfer of such stock to the "Kanri-Post" (Posts for stocks under supervision) or (vi) transfer of such stock to the Second Section. In addition, Underlying Stocks with relatively low liquidity, based on trading volume and price fluctuation over the past ten years, may be deleted by NIKKEI subject to a maximum of six such deletions by reason of low liquidity per year. Upon deletion of a stock from the Underlying Stocks, NIKKEI will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by NIKKEI to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by NIKKEI.

                                 A list of the issuers of the Underlying
                                 Stocks constituting Nikkei 225 is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by NIKKEI. NIKKEI may delete, add or substitute any stock underlying the Nikkei 225.

                                 NIKKEI first calculated and published the Nikkei 225 in 1970. The following table sets forth the high, the low and the closing values of the Nikkei 225 for each quarter in the period from January 1, 1994 through June 29, 1999, as published by NIKKEI. The historical performance of the Nikkei 225 should not be taken as an indication of future performance, and no assurance can be given that such performance, taken together with the performance of the stocks underlying the Nikkei 225, will cause the holders of the Notes to receive any Supplemental Redemption Amount under the formula for determining the Supplemental Redemption Amount.

                                                                  Nikkei 225 Closing Values
                                                                  -------------------------
                                                                High            Low           Close
                                                                ----            ---           -----
                                 1994
                                   First Quarter ............ 20,677.77      17,369.74      19,111.92
                                   Second Quarter ........... 21,552.81      19,122.22      20,643.93
                                   Third Quarter ............ 20,862.77      19,468.89      19,563.81
                                   Fourth Quarter ........... 20,148.83      18,666.93      19,723.06
                                 1995
                                   First Quarter ............ 19,684.04      15,749.77      16,139.95
                                   Second Quarter ........... 17,103.69      14,507.17      14,517.40
                                   Third Quarter ............ 18,758.55      14,485.41      17,913.06
                                   Fourth Quarter ........... 20,011.76      17,337.19      19,868.15
                                 1996
                                   First Quarter ............ 21,406.85      19,734.70      21,406.85
                                   Second Quarter ........... 22,666.80      21,171.82      22,530.75
                                   Third Quarter ............ 22,455.50      20,107.15      21,556.40
                                   Fourth Quarter ........... 21,612.30      19,161.77      19,361.35
                                 1997
                                   First Quarter ............ 19,446.00      17,303.77      18,003.40
                                   Second Quarter ........... 20,681.07      17,485.75      20,604.96
                                   Third Quarter ............ 17,887.71      17,683.27      17,887.71
                                   Fourth Quarter ........... 17,842.16      14,775.22      15,258.74
                                 1998
                                   First Quarter ............ 17,264.34      14,664.44      16,527.17
                                   Second Quarter ........... 16,536.66      14,715.38      15,830.27
                                   Third Quarter ............ 16,731.92      13,406.39      13,406.39
                                   Fourth Quarter ........... 15,207.77      12,879.97      13,842.17
                                 1999
                                   First Quarter ............ 15,779.60      13,232.74      15,779.60
                                   Second Quarter
                                   (through June 29, 1999)... 17,782.79      15,972.68      17,782.79

                                 Source: Bloomberg

                                 We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the component stocks of the Nikkei 225, including selling products and/or services to, purchasing products and/or services from, extending loans to or making equity investments in any of such issuers or providing advisory services to such issuers, including merger and acquisition advisory services. In the course of such business, we, or our affiliates, may acquire non-public information with respect to such companies and, in addition, one or more of our affiliates may publish research reports with respect to such issuers. The statements in the preceding sentence are not intended to affect the right of holders of the Notes under the securities laws. You should undertake an independent investigation of the issuers of the component stocks of the Nikkei 225 and of the Nikkei 225 to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the Notes.

Discontinuance of the
Nikkei 225; Alteration of
Method of Calculation.........   If NIKKEI discontinues publication of the
                                 Nikkei 225 and NIKKEI or another entity
                                 publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued the Nikkei 225 (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the close of trading on relevant exchange or market for the Successor Index on the date that the Final
                                 Index Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to MSDW and to the holders of the Notes within three Trading Days of such selection.

                                 If NIKKEI discontinues publication of the Nikkei 225 prior to, and such discontinuance is continuing on, the date that the Final Index Value is to be determined and the Calculation Agent determines that no
                                 Successor Index is available at such time, then on such date, the Calculation Agent will determine the Index Closing Value that would be used in computing the Nikkei 225 Percent Change on such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Nikkei 225 last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such date of each security most recently comprising the Nikkei 225. Notwithstanding these alternative arrangements, discontinuance of the publication of the Nikkei 225 may adversely affect the value of the Notes.

                                 If at any time the method of calculating the Nikkei 225 or a Successor Index, or the value thereof, is changed in a material respect, or if the Nikkei 225 or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the Nikkei 225 or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the date that the Final Index Value is to be determined make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Nikkei 225 or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Supplemental Redemption Amount with reference to the Nikkei 225 or such Successor Index, as adjusted. Accordingly, if the method of calculating the Nikkei 225 or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Nikkei 225 or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes, including hedging market risks associated with the Supplemental Redemption Amount.

                                 On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by the purchase and sale of exchange traded and over-the-counter options on the Nikkei 225, individual stocks included in the Nikkei 225, futures contracts on the Nikkei 225 and options on such futures contracts or by taking positions in any other instruments that we wished to use in connection with such hedging. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the date that the Final Index Value is to be determined, by purchasing and selling the securities and instruments listed above and any other available securities and instruments that we may wish to use in connection with our hedging activity. Although we have no reason to believe that our hedging activity had or will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts or on the value of the Nikkei 225, we cannot give any assurance that we did not, or in the future will not, affect such prices as a result of our hedging activities.

Supplemental Information
Concerning Plan of
Distribution..................   In order to facilitate the offering of the
                                 Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or the stocks underlying the Nikkei 225. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover allotments or to stabilize the price of the Notes, the Agent may bid for, and purchase, the Notes or the stocks underlying the Nikkei 225 in the open market. See "Use of Proceeds and Hedging" above.

                                 The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page hereof; provided that the price will be 99% of the Issue Price and the underwriting discounts and commissions will be reduced to zero for purchasers of greater than or equal to $1,500,000 principal amount of the Notes in any single transaction.

                                 In The Netherlands, these Notes are offered exclusively to one single investor (the "Dutch Investor") on the basis of bilateral negotiations between such Dutch Investor and the Agent and no other investor or potential investor in The Netherlands: (i) has been approached by such Agent or by MSDW or (ii) may acquire these Notes or any direct or indirect interest in these Notes. This pricing supplement and the accompany prospectus and prospectus supplement will be distributed in The Netherlands solely to the Dutch Investor for its own information and not for redistribution. By acquiring such Notes, the Dutch Investor will undertake with the Agent and MSDW to hold legal and beneficial title to such Notes for their entire term to maturity unless redeemed or repurchased by MSDW or the Agent in accordance with the terms of such Notes.

                                 See also "Plan of Distribution" in the
                                 accompanying prospectus supplement.

License Agreement between
NIKKEI and MSDW...............   The use of and reference to the Nikkei 225 in
                                 connection with the Notes has been consented to by NIKKEI, the publisher of the Nikkei
                                 225.  NIKKEI has the copyright to the Nikkei
                                 Stock Average. All rights to the Nikkei 225 are owned by NIKKEI. We, the Calculation
                                 Agent and the Trustee disclaim all
                                 responsibility for the calculation or other maintenance of or any adjustments to the Nikkei 225. NIKKEI has the right to change the contents of the Nikkei 225 and to cease compilation and publication of the Nikkei
                                 225.  In addition, NIKKEI has no relationship
                                 to us or the Notes; it does not sponsor, endorse, authorize, sell or promote the Notes, and has no obligation or liability in connection with the administration, marketing or trading of the Notes or with the calculation of the Initial Index Value or the Final Index Value, as described above.

ERISA Matters for Pension
Plans and Insurance
Companies.....................   We and certain of our affiliates, including
                                 Morgan Stanley & Co. Incorporated ("MS&Co.")
                                 and Dean Witter Reynolds Inc. ("DWR"), may each be considered a "party in interest" within the meaning of the Employee Retirement
                                 Income Security Act of 1974, as amended
                                 ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules.

                                 The acquisition of the Notes may be eligible for one of the exemptions noted below if such acquisition:

                                 (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                 (b) (i) is made solely with assets of an insurance company pooled separate account and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 90-1 issued by the DOL;

                                 (c) (i) is made solely with assets managed by a qualified professional asset manager and
                                 (ii) satisfies the requirements and
                                 conditions of PTCE 84-14 issued by the DOL;

                                 (d) is made solely with assets of a
                                 governmental plan (as defined in Section
                                 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                 (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                 (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                 Under ERISA, the assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested.

United States Federal
Taxation......................   The investor should refer to the discussion
                                 under "United States Federal Taxation" in the accompanying Prospectus Supplement.